Exhibit 99.1

2345 Harris Way
San Jose, CA, USA
Tel: 408-954-8333 Fax: 408-954-0623

TELEVIDEO COMMON STOCK CANCELLED

San Jose, CA - July 31, 2006 - TeleVideo, Inc. (OTC BB:TELV.PK), announced that it has consummated its First Amended of Plan of Reorganization (the “Plan”) and that all of its outstanding common stock has been cancelled pursuant to the Plan.

TeleVideo also announced that it is filing a Form 15 with the Securities and Exchange Commission to voluntarily deregister its common stock under the Securities Exchange Act of 1934 because it has fewer than 300 holders of record. The Company will thereby cease being a “reporting” company. Upon the filing of the Form 15, TeleVideo’s obligation to file reports with the Securities and Exchange Commission will be immediately suspended. TeleVideo expects that the deregistration of its common stock will become effective 90 days after the date of filing the Form 15 with the Securities and Exchange Commission.

“We want to assure our customers that our products will continue to remain available with no interruptions,” said Viktor Khan of TeleVideo.

TeleVideo was advised by ThoughtStorm Strategic Capital, who served as its financial advisor in the restructuring.

About TeleVideo

A pioneering Silicon Valley company, TeleVideo, Inc. began in 1975 as the innovator and market leader of smart text terminals. TeleVideo established itself as a leading supplier in the video display terminal industry. The Company pioneered a new generation of computer terminals with the introduction of its first “smart” terminals, based on the Intel microprocessor, at a time when dumb terminals were the industry standard. TeleVideo still holds a number of proprietary terminal emulations, including the TV910 and TV955, which have been industry standards for more than 15 years and even now are used in millions of terminals worldwide.

TeleVideo markets its products worldwide primarily through distributors, value-added resellers, systems integrators, and original equipment manufacturers. Designed for corporate and vertical IT professionals and end users, TeleVideo’s family of products allows for more secure, manageable and cost-effective network computing in healthcare, business, government and more. For more information, please visit www.televideo.com.